Exhibit 10.20

COLLABORATION AND DISTRIBUTION AGREEMENT

This Collaboration and Distribution Agreement (the “Agreement”) is entered into effective as of April 18, 2007 (the “Effective Date”) by and between INTEMATIX CORPORATION, a California corporation and its Affiliates (“Intematix”), and SEMILEDS CORPORATION, a Delaware corporation and its Affiliates (“SemiLEDs”).

BACKGROUND

A.SemiLEDs is in the business of LED, general illumination, and related lighting products.

B.Intematix is in the business of phosphor products and phosphor related LED, signage, display and lighting products.

C.SemiLEDs and Intematix desire (1) to cooperate in the development of optimized phosphors, as provided by Intematix, in combination with LED chips, as manufactured by SemiLEDs, for high brightness, temperature stability, reliability, and unsorted wavelength chips, and (2) to distribute SemiLEDs’ LED chips coupled with Intematix’ phosphors as One-Package Solution.

Now, therefore, in consideration of the mutual promises contained herein, the parties agree as follows:

1. DEFINITIONS.

1.1 “Affiliate(s)” shall mean any corporation, company, or other legal entity in which a party to this Agreement owns or controls, directly or indirectly, more than fifty (50%) of the shares entitled to vote for the election of directors or other persons performing similar functions, only for so long as such ownership or control exists.

1.2 “Average Selling Price” or “ASP” means the weighted average selling price, based on the invoice price, less discounts, sold to Customers during the two calendar quarters prior to the date of sale of Phosphors to SemiLEDs, or LED Chips to Intematix, whichever applicable.  The ASP may vary depending on the Specific Territory.

1.3 “Collaboration” means the activities conducted pursuant to the Collaboration Plan.

1.4 “Company” shall have the meaning as set forth in Section 3.1.

1.5 “Customers” means end-users and packaging companies who purchase the Products for surface mount or LED package.

1.6 “Approved Customers” means Customers as listed in Exhibit A attached hereto and such other Customers that Intematix has obtained approval from SemiLEDs according to the procedure described in Section 3.3.  SemiLEDs has the absolute right to remove any Approved Customer from the Approved Customer list set forth in Exhibit A upon thirty (30) days’ written notice to Intematix.

1.7 “Distributor” shall have the meaning as set forth in Section 3.1.

1.8 “LED Chips” shall have the meaning as set forth in Section 2.1.1(b).

1.9 “One-Package Solution” means Phosphors and LED Chips as being marketed and sold together to SemiLEDs’ Customers or Intematix’s Approved Customers.

1.10 “Phosphors” shall have the meaning as set forth in Section 2.1.1(a).

1.11 “Products” means Phosphors and LED Chips that are sold together as One-Package Solution.  Intematix’s Phosphors shall be as set forth in Exhibit C, and SemiLEDs’ LED Chips shall be as set forth in Exhibit D.

1.12 “Specific Territory” means a specific country or region as designated by SemiLEDs with respect to LED Chips, or by Intematix with respect to Phosphors, for specific pricing policies.

2. COLLABORATION.

2.1 Collaboration Plan.

2.1.1                        During the term of this Agreement, the parties shall collaborate with each other in accordance with a written plan (the “Collaboration Plan”), to be adopted by the parties.  The initial Collaboration Plan is attached hereto as Exhibit E and will include the following:

(a)                                  Intematix to use its best effort to optimize the performance of its phosphor with SemiLEDs’ LED dies having 390 – 470 mn wavelength, or such other wavelengths, as a pump source for both cold and warm light applications (“Phosphors”).

(b)                                 SemiLEDs to use its best effort to optimize the performance of its LED dies (“LED Chips”) using Phosphors.

(c)                                  Each of Intematix and SemiLEDs shall cooperate to develop the highest performing One Package Solution with the Products.

(d)                                 Each of Intematix and SemiLEDs shall ensure that each of their Products delivered under this Agreement are of the highest quality and performance.

2.1.2                        The Collaboration Plan may be amended from time to time.

3. DISRIBUTION.

3.1 Definitions.  As used in this Section 3, depending on whether the context is relating to LED Chips or Phosphors, the term “Distributor” shall mean either (a) Intematix, which distributes LED Chips, or (b) SemiLEDs, which distributes Phosphors as part of the One-Package Solution.  As such, in the same context, unless provided otherwise, if the term Distributor is referred to SemiLEDs, then the term “Company” shall mean Intematix and/or its designated Affiliate(s), and vice versa.

3.2 Appointment.

3.2.1                        Subject to the customer approval procedure set forth in Section 3.3 below, and other terms and conditions under this Agreement, SemiLEDs hereby appoints

Intematix as an exclusive distributor of LED Chips to Approved Customers as part of a One-Package Solution.

3.2.2                        Subject to the terms and conditions under this Agreement, Intematix hereby appoints SemiLEDs as a non-exclusive distributor of Phosphors as part of the One-Package Solution to Customers.

3.3 Approved Customers; Procedure.  Intematix shall not sell or otherwise transfer LED Chips or the Products to any individual or entity other than the Approved Customers as set forth in Exhibit A.  To qualify a potential customer as an Approved Customer, Intematix shall first submit the name of the potential customer and other required information to SemiLEDs using the Customer Qualification Form attached hereto as Exhibit B. SemiLEDs may reject any potential customer as an Approved Customer for any reason or no reason.  SemiLEDs shall acknowledge its acceptance or rejection in writing of a potential customer as an Approved Customer within ten (10) business days of receipt of a properly completed Customer Qualification Form.  SemiLEDs shall have the absolute right for any reason or no reason to remove any individual or entity from the Approved Customer list (such that that individual or entity is no longer an Approved Customer) at any time upon thirty (30) days’ written notice to Intematix; provided, however, and notwithstanding any other provision of this Agreement to the contrary, if SemiLEDs materially changes or reduces the individuals or entities from the Approved Customer list, then Intematix may in its discretion terminate this Agreement without liability to SemiLEDs.

3.4 Independent Contractor.  Distributor is and at all times shall be the Company’s independent contractor in all matters relating to this Agreement.  Distributor and its employees are not agents of the Company for any purposes and shall have no power or authority to bind or commit the Company in any way.

3.5 Sales and Distribution of Products; Prices.  The sale and distribution prices for the LED Chips and Phosphors shall be determined in accordance with the Specific Territory.

3.5.1                        SemiLEDs shall sell LED Chips to Intematix, and Intematix shall sell Phosphors to SemiLEDs, to be distributed within a Specific Territory at a price representing fifteen percent (15%) discount from the Average Selling Price of such phosphors or LED Chips, whichever applicable, as determined for such Specific Territory.

3.5.2                        Intematix may sell LED Chips, whether or not they are part of the One-Package Solution, in Intematix’ sole discretion, but if it elects to do so then only to Approved Customers within a Specific Territory, and the selling price for such LED Chips shall be equal to or higher than the Average Selling Price of similar LED Chips determined for such Specific Territory.

3.6 Duties and Prohibitions.

3.6.1                        Facilities; Records.  Distributor shall maintain its own office space and facilities, with the entire cost of these items and activities to be borne solely by such party.  Distributor shall maintain complete and accurate books and records.  The Company shall have the right at any time during the terms of this Agreement and for a period of six months after its termination or expiration to examine such books, records, correspondence, quotations, orders and other documents which pertain to the Company’s business and the fulfillment of the Company’s obligations hereunder, as it may deem necessary or appropriate upon reasonable advance notice to the Company.

3.6.2                        No Sale to Distributors or Resellers.  Intematix may not sell the LED Chips or the Products to any reseller, distributor, or any person or entity that is not an end-user or package company.  SemiLEDs may not sell the Phosphors or the Products to any reseller, distributor, or any person or entity that is not an end-user or package company.

3.6.3                        Intematix - No Sale Outside of Specific Territory; Penalty.  Intematix shall not sell or otherwise transfer any LED Chips or Products purchased pursuant to the Average Selling Price determined for one Specific Territory to any entity located outside of such Specific Territory.  A breach of this covenant by Intematix shall subject Intematix to a penalty to SemiLEDs (i) an amount equal to ten (10) times the difference between the purchase price paid by Intematix for the LED Chips or Products sold or transferred (the purchase price of which was based on the Specific Territory Intematix represented to SemiLEDs) and the purchase price Intematix is required to pay for such LED Chips or Products sold or distributed in the Specific Territory in which Intematix actually sold or distributed, and (ii) all the expenses and costs, including reasonable attorneys’ fees, incurred by SemiLEDs relating to the enforcement of this covenant. The remedies provided under this Section 3.6.3 shall not be exclusive remedies, and that SemiLEDs shall be entitled to obtain any and all remedies available to it whether in law or equity.

3.6.4                        SemiLEDs - No Sale Outside of Specific Territory; Penalty.  SemiLEDs shall not sell or otherwise transfer any Phosphor or Products purchased pursuant to the Average Selling Price determined for one Specific Territory to any entity having their manufacturing principally located outside of such Specific Territory.  A breach of this covenant by SemiLEDs shall subject SemiLEDs to a penalty to Intematix (i) an amount equal to ten (10) times the difference between the purchase price paid by SemiLEDs for the Phosphors or Products sold or transferred (the purchase price of which was based on the Specific Territory SemiLEDs represented to Intematix) and the purchase price SemiLEDs is required to pay for such Phosphors or Products sold or distributed in the Specific Territory in which SemiLEDs actually sold or distributed, and (ii) all the expenses and costs, including reasonable attorneys’ fees, incurred by Intematix relating to the enforcement of this covenant. The remedies provided under this Section 3.6.3 shall not be exclusive remedies, and that Intematix shall be entitled to obtain any and all remedies available to it whether in law or equity.

3.6.5                        Secrecy.  During the term of this Agreement and three (3) years thereafter, neither party shall disclose to any third party any invoice value sold by one party to another, sales policies for any other business information of the other party acquired from or as a consequence of transactions under this Agreement, without the prior written consent of the other party.

3.6.6                        Reports.  Distributor shall prepare and submit to Company quarterly sales information.  Such sales information will include, at a minimum, date shipped, quantity of Products sold, Customers’ and Approved Customers’ names, addresses, contact information, and quantities sold to each such Customer and Approved Customer, and remaining inventory.  Distributor shall submit to Company, upon receipt of such information, any competitive information, problems, complaints or suspected defects with respect to the Products, and any feedback from any Customer or Approved Customer.

3.7 Purchase Orders and Placement.

3.7.1                        Addition to and Deletion from Products.  Intematix and SemiLEDs may, each in its sole discretion, (i) discontinue the manufacture of any or all of Phosphors or LED Chips, respectively, or (ii) make whatever changes or modification to the Phosphors or LED Chips, respectively, or (iii) their availability, it deems necessary, desirable or appropriate.  Each party may, in its sole discretion, delete any Product from the list of Products described in Exhibit C or Exhibit D, whichever is applicable, upon thirty (30) days’ written notice to the other party.

3.7.2                        Purchase Orders.  Purchase orders shall be in writing or a mode agreeable to both parties, subject to the terms of this Agreement, and must contain the following: (a) description of the Products to be purchased, (b) quantity to be purchased, (c) delivery schedule, (d) bill-to and ship-to destinations, (e) price, (f) payment terms, and (g) routing instructions.  All purchase orders submitted by Distributor shall be governed exclusively by the terms and conditions of this Agreement.  Any preprinted terms and conditions in Distributor’s purchase order in addition to or inconsistent with those contained in this Agreement shall be of no force and effect unless the Company specifically and expressly agrees in writing to such terms.

3.7.3                        Order Acknowledgments.  Company will notify Distributor if an order is accepted.  No purchase order shall be binding on Company unless and until so accepted in writing by Company.

3.7.4                        Product Acceptance.  Distributor will inspect all Products for obvious physical damage promptly upon receipt thereof and may reject any Products that fails in a material way to meet agreed upon specifications for such Products.  Any Product not properly rejected within thirty (30) days of receipt of that Product by Distributor will be deemed accepted.  As promptly as practicable after receipt by Company of properly rejected Products, Company will, at its option and expense, replace the Products and return such replaced Product to Distributor or credit Distributor’s account at the current price for the rejected Product.  Improperly rejected Products will be returned to Distributor at Distributor’s expense.  Company reserves the right to discontinue the manufacture of any Product.

3.7.5                        Cancellation.  No cancellations shall be allowed within thirty (30) days of scheduled ship date unless prior approval is obtained in writing from Company.

3.7.6                        Payment Terms.  Company will supply Distributor with price quotations, at Distributor’s request, for products.  Payment for all orders shipped by Company during a calendar month will be due on or before the 15th day of the second following month.  All payment shall be made in United States dollars in immediately available funds by wire transfer to Company’s bank account on routing instructions to be provided.

3.8 Compensation.  The difference between Distributor’s purchase price for the Products and Distributor’s price paid by its Customers for such Products will be Distributor’s sole remuneration for the purchase and sale of the Products hereunder.  Distributor shall have no right to receive any other payment or compensation from Company for the purchase and sale of the Products or to receive reimbursement of any expenses or other costs incurred by Distributor in connection therewith, unless specifically and expressly provided for hereunder.

3.9 Limited Warranties; Disclaimer; Limited Liability.

3.9.1                        Except for the warranty of title, Company warrants only that each product to be delivered hereunder shall, under normal use and conditions, at the time of delivery and for ninety (90) days thereafter conform substantially to Company’s specifications therefore.  However, the Company will have no responsibility for any such defect arising from, relating to, or in combination with, components, parts, or materials not produced or not provided by the Company, including without limitation Distributor’s products, and this limited warranty is void if the defect resulted from accident, abuse, or misapplication of the products.

3.9.2                        As the Company’s sole liability and Distributor’s exclusive remedy for breach of the limited warranty in Section 3.9.1, Company shall, at its option, (a) repair or replace at its expense (including return shipment) any Product found by Company to be non-conforming to warranty, or (b) reimburse Distributor for the purchase price allocable to such Products less reasonable deductions for usage and general market depreciation; provided that Distributor first notifies Company in writing of the alleged defective Products and then, at Distributor’s expense, returns such Products to Company’s designated return facility within the applicable warranty period along with a brief statement explaining the alleged defect. Returned Products that are found by Company to conform to such warranty or are returned out-of-warranty will be repaired or replaced at Company’s standard charges and shipped back to Distributor at Distributor’s expense.  The warranty under this Section 3.9 shall not be valid if Company determines that the Product has been abused, modified, altered, subjected to damage from accident or acts of nature or otherwise used in breach of this Agreement or in a manner not in accordance with the Company’s specifications or description.  THE FOREGOING STATES DISTRIBUTOR’S AND CUSTOMER’S SOLE REMEDY AND THE COMPANY’S SOLE LIABILITY FOR BREACH OF THE WARRANTY SET FORTH IN THIS SECTION 3.9.  In no event shall Company be liable for any consequential or incidental damages.  The Distributor shall have no right or authority, express or implied, directly or indirectly, to alter, enlarge or limit the representations or guarantees expressly contained in Company’s most current written Product warranty as distributed by Company for the applicable Product.  The Company may withhold payments under Section 3.7.6 for any Product reasonably returned for non-conformance to warranty.

3.9.3                        EXCEPT FOR THE LIMITED WARRANTY PURSUANT TO SECTION 3.9.1 ABOVE, THE COMPANY DOES NOT MAKE ANY WARRANTIES WITH RESPECT TO THE PRODUCTS OR OTHERWISE UNDER THIS AGREEMENT.  ALL DATA, INFORMATION AND PRODUCTS PROVIDED PURSUANT TO THIS AGREEMENT ARE PROVIDED ON AN “AS IS” BASIS, AND NEITHER PARTY MAKES ANY WARRANTY AS TO THE ACCURACY, SUFFICIENCY, OR SUITABILITY FOR THE OTHER’S USE OF ANY DATA, INFORMATION, PRODUCTS OR ASSISTANCE PROVIDED HEREUNDER OR FOR MAKING PRODUCTS USING THE SAME.

3.9.4                        IN NO EVENT SHALL EITHER PARTY ASSUME RESPONSIBILITY OR BE LIABLE FOR LOSS OR DAMAGES OF ANY KIND, INCLUDING BUT NOT LIMITED TO DIRECT, INDIRECT, CONSEQUENTIAL,

CONTINGENT, OR INCIDENTAL, WHICH MIGHT ARISE OUT OF OR RELATING TO THE SALE OR USE OF ITS PRODUCTS, WHETHER OR NOT SUCH PARTY HAS ADVANCE NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  THE PARTIES SPECIFICALLY DISCLAIM ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, OR NONINFRINGEMENT.

4. PROPRIETARY RIGHTS AND INDEMNIFICATION.

4.1 Product Tradename License and Samples.  Ownership and all right, title and interest in and to any trademarks, trade names or service marks which are valid and enforceable, used with any Product are and shall remain vested solely in Company.  Company grants to the Distributor a limited license to use the trade name of Company and Company logo solely to identify the Distributor as an independent distributor of Company.  The Distributor shall provide to Company, at no cost to Company, examples of all its uses of Company’s trade name and logo and shall modify such use if requested by Company.  The Distributor shall not adopt any trademark, trade name or service mark which is confusingly similar to the trademark, trade name or service mark used by Company to sell or assist in the sale of its Products.  Upon termination of this Agreement, the Distributor will immediately cease all further use of Company’s trademarks, trade names or service marks except as may be required in the sale of Products in inventory.  The Distributor’s rights and license under this Section 4.1 shall not survive the termination of this Agreement.  All products authorized by Company which are sold by the Distributor directly or through its sales distribution channel must bear an authorized Company name, trademark or logo, and no other except those authorized by Company in writing.  The Distributor may not put any Company trademark, trade name, logo etc. on any product other than as authorized by Company in writing.

4.2 No Licenses or Other Rights Granted.  Nothing in this Agreement will be construed to grant any rights whatsoever in one party’s intellectual property to the other Party.

4.3 Indemnification.  Company shall defend, indemnify, and hold harmless Distributor and its officers, directors, employees, shareholders, agents, successors and assigns from and against all claims, demands, damages, liabilities, losses, settlements, costs and expenses (including reasonable attorneys’ fees) of any kind that were awarded by final adjudication (from which no appeal may be taken) by a court of competent jurisdiction, arising in favor of any person, firm or corporation on account of any third party action alleging that the marketing, sale or use of Products, or a component thereof, by Distributor as contemplated under this Agreement violates or infringes any third party’s United States patent issued as of the date hereof. The obligation in Section 4.3 does not apply with respect to items (A) where the alleged infringement or misappropriation relates to Company’s conformance with specifications provided by the Distributor, if such infringement or misappropriation would not have occurred but for such specification; (B) that are modified after delivery by the Company, if the alleged infringement or misappropriation would not have occurred but for such modification; (C) that are combined with other products, processes or materials if such infringement or misappropriation would not have occurred but for such combined use; (D) that are used in a manner other than in accordance with the Company’s specifications; or (E) where there is a failure to use replacement or modified Products provided by the Company. Company’s obligations in this Section 4.3 areconditioned upon Distributor (X) promptly notifying Company, in writing no later than ten (10) days after Distributor’s receipt of notification of a potential claim of which it becomes aware, (Y) permitting Company to have sole control of the defense, settlement, adjustment or compromise of any such claim, and (Z) providing Company with reasonable assistance in defending, settling or compromising such claim, at Company’s reasonable expense; Company will not be responsible for any settlement or compromise that it does not approve in writing. If the Products become or in the Company’s opinion is likely to become, the subject of an infringement claim, the Company may, at its sole discretion, (i) procure for Distributor the right to continue using the Products, (ii) modify or replace the Products so that there is no infringement or violation, or (iii) if neither of the foregoing options are reasonably available to the Company, accept the return of the Products and refund to Distributor the amounts paid for the Products during the six months prior to the date of the claim arose  THE FOREGOING STATES THE ENTIRE LIABILITY AND OBLIGATIONS OF COMPANY AND THE EXCLUSIVE REMEDY OF DISTRIBUTOR WITH RESPECT TO ANY ALLEGED OR ACTUAL INFRINGEMENT OF PATENTS. NOTWITHSTANDING ANY PROVISION TO THE CONTRARY, AND EXCEPT FOR THE LIABILITY SET FORTH UNDER SECTIONS 3.6.3 AND 3.6.4, COMPANY’S MAXIMUM LIABILITY AND INDEMNIFICATION UNDER THIS AGREEMENT AND/OR IN CONNECTION WITH THE SALE OF THE PRODUCTS SHALL NOT EXCEED THE AMOUNT OF THE PURCHASE PAID BY DISTRIBUTOR FOR THE PRODUCTS THAT GIVE RISE TO ANY CLAIM DURING THE SIX-MONTH PERIOD PRIOR TO THE FINAL AJUDICATION SETTING FORTH THE LIABILITY AMOUNT.  THE LIMITATIONS OF LIABILITY CONTAINED IN THIS AGREEMENT ARE FUNDAMENTAL PART OF THE BASIS OF EACH PARTY’S BARGAIN HEREUNDER, AND NEITHER PARTY WOULD ENTER INTO THIS AGREEMENT ABSENT SUCH LIMITATIONS.

5. Confidentiality.

5.1 For purposes of this Agreement, “Confidential Information” means all non-public and/or proprietary information disclosed in the course of the activity pursuant to this Agreement.  However, the obligation of Section 5.3 shall not apply to information (a) of which the receiving party (“Recipient”) was rightfully in possession prior to disclosure, as evidenced by appropriate documentation, (b) independently developed by employees or agents of Recipient as demonstrated by the written records and that such persons have not had access to any information disclosed by the disclosing party (“Provider”) hereunder, (c) that becomes available to the Recipient or its agents from a source other than the Provider or its agents, provided that such source is not, to the Recipient’s reasonable knowledge, prohibited from transmitting such information to the Recipient by a contractual, legal or fiduciary obligation to the Provider or its agents, (d) that becomes publicly available without fault of Recipient, (e) which is authorized for disclosure by the disclosing party in writing, or (f) whose disclosure is required by order of a court or governmental authority, provided that Provider shall have been given timely notice of such requirement and that Recipient shall cooperate with Provider to limit the scope and effect of such order.

5.2 Unless such information is disclosed orally, by visual inspection or in the form of samples, Confidential Information shall be designated as such by an appropriate legend, such as “Confidential” or “Proprietary.”  Confidential Information that is disclosed orally or by visual inspection shall be identified as confidential before or at the time of disclosure, and shall be confirmed as confidential in a written notice given by Provider to Recipient within thirty (30) days after such disclosure.  Such notice must contain a reasonable summary or identification of the orally or visually disclosed Confidential Information and a statement to the effect that such information is Confidential Information.

5.3 Recipient shall hold Provider’s Confidential Information in strictest confidence for three (3) years from the date of termination of this Agreement, using such measures as Recipient uses to protect the confidentiality of its own Confidential Information of like importance, but in no event using less than reasonable care.  Recipient shall not make any disclosure of such Confidential Information other than to its employees and consultants on a need to know basis.  Recipient shall inform each such employee and consultant of Recipient’s confidentiality obligations under this Agreement, and shall be jointly and severally liable for any breach of this Agreement by any such employee or consultant.  Recipient shall use the Confidential Information solely to perform the activities contemplated by this Agreement.

6. TERM AND TERMINATION.

6.1 Term.  The initial term of this Agreement shall commence on the Effective Date and end (3)] years thereafter, unless earlier terminated as provided in this Section 6.  Thereafter, this Agreement shall be extended automatically every year for an additional period of one (1) year, unless terminated earlier pursuant to the terms of this Section 6 or unless either party gives written notice to the other party of its intention not to renew this Agreement at least thirty (30) days prior to the end of then current term.

6.2 Termination for Convenience.  Notwithstanding Section 6.1, either party may terminate this Agreement for its convenience without any liability to the other party by giving the other party sixty (60) days prior written notice of the termination.

6.3 Termination for Cause.  Either party may terminate this Agreement immediately, upon written notice, (a) if the other party materially breaches any term of this Agreement and fails to cure such breach within thirty (30) days after receipt by the breaching party of written notice from the non-breaching party describing such breach, (b) upon the institution by or against the other party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of the other party’s debts not dismissed within 60 days, (c) upon the other party’s making an assignment for the benefit of creditors, or (d) upon the other party’s dissolution or ceasing to conduct business in the normal course, or the other party’s failure to pay its debts as they mature in the ordinary course of business.

6.4 Effect of Termination.  Upon termination or expiration of this Agreement, (a) all rights granted to Distributor hereunder will immediately cease; (b) Distributor shall immediately deliver the Quarterly Report as to the period as yet unreported; (c) Distributor will immediately cease all use, marketing, promotion and distribution of the Product and return to the Company all copies of Company’s Confidential Information in Distributor’s possession, custody or control.  Upon termination or expiration of this Agreement, each party will promptly return the other party’s Confidential Information.  The following Sections will survive expiration or termination of this Agreement for any reason: Sections 3 through 5, 6.4 and 7.

7. GENERAL.

7.1 Governing Law.  This Agreement will be governed by the laws of the State of California, United States, without giving effect to principles of conflicts of laws.

Whenever possible, each provision of this Agreement will be interpreted so as to be effective and valid under applicable law, but if any provision is held to be invalid under applicable law, either in whole or in part, the provision will be ineffective only to the extent of such invalidity, and the remaining provisions of this Agreement shall remain in full force and effect.

7.2 Dispute.

7.2.1                        Dispute Resolution.  Any and all disputes, controversies or claims concerning or relating to this Agreement (a “Dispute”) will be addressed in accordance with the procedures specified in this Section 7.2, which will be the sole and exclusive procedures for the resolution of such Disputes.  All negotiations pursuant to this provision are confidential and shall be treated as compromise and settlement negotiations for purpose of the United States Federal Rules of Evidence and state rules of evidence.

7.2.2                        Negotiation.  The parties will attempt in good faith to resolve any Dispute promptly by negotiation.  If the Dispute has not been resolved within sixty (60) days of a party’s request for negotiation, either party may initiate mediation as provided in Section 7.2.3.

7.2.3                        Nonbinding Mediation.  A party may initiate mediation by giving notice to the other party.  Mediation will be nonbinding and before the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under the then effective JAMS Rules of Practice and Procedure.  The mediation shall take place in Santa Clara County, California, regardless which party initiates the mediation.  The parties shall attempt to reach agreement on the appointment of a mediator.  If they cannot so agree, the mediator shall be appointed by JAMS and pursuant to JAMS Rules of Practice and Procedure.  The mediator will be a former judge of a federal or state court.  The mediation shall be completed within sixty (60) days of its initiation, unless the parties otherwise agree.  The parties will bear their own costs and expenses for participating in mediation under this Section 7.2.3, including, without limitation, attorney’s fees, and shall shares equally the mediator’s fees and expenses.

7.2.4                        Binding Arbitration.  Any Dispute that has not been resolved by mediation as provided in Section 7.2.3 may be submitted to binding arbitration by the American Arbitration Association (“AAA”).  There will be one (1) neutral, independent and impartial arbitrator selected in accordance with the AAA rules and procedures then in effect; provided, however, the arbitrator may not vary, modify or disregard any of the provisions contained in this Section 7.2.  The parties shall attempt to reach agreement on the appointment of an arbitrator.  If they cannot so agree, the arbitrator shall be appointed by the AAA.  The arbitration shall take place in Santa Clara County, California, regardless which party initiates the arbitration.  As part of any arbitration conducted under this Section 7.2.4, each party may (i) request from the other party documents and other materials relevant to the Dispute and likely to bear on the issues in such Dispute, (ii) conduct no more than five (5) oral depositions each of which will be limited to a maximum of seven hours in testimony, (iii) propound to the other party no more than two sets of interrogatories comprising a total of 35 questions, and (d) two sets of requests for admissions comprising a total of 10 requested admissions maximum. The decision and any award resulting from such arbitration shall be final and binding.  Any final decision or award from arbitration will be in writing and reasoned.  The judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.  The arbitrator is not empowered to award damages in excess of compensatory damages and each party hereby irrevocably waives any right to recover such damages with respect to any Dispute resolved by arbitration.  Each party shall bear its own expenses (including attorney’s fees) and an equal share of the expenses of the arbitrator and the AAA fees.

7.2.5                        Confidentiality in Dispute Resolution.  The parties, their representatives, other participants and the mediator and arbitrator shall hold the existence, content and result of the mediation and arbitration in confidence.  All the dispute resolution proceedings contemplated in this Section 7.2 will be as confidential and private as permitted by law.  The parties will not disclose the existence, content or results of any proceedings conducted in accordance with this Section 7.2, and materials submitted in connection with such proceedings will not be admissible in any other proceeding, provided however, that this confidentiality provision will not prevent a petition to vacate or enforce an arbitration award, and shall not bar disclosures required by law.

7.2.6                        Injunctions; Waiver.  Nothing in this Section 7.2 shall be construed to preclude any party from seeking injunctive relief from a court without posting bond or other security, in order to protect its rights pending mediation or arbitration.  If either party chooses to seek such relief from a court, the parties consent to the exclusive jurisdiction and venue of the courts located in Santa Clara County, California.  A request by a party to a court for such injunctive relief shall not be deemed a waiver of the obligation to mediate or arbitrate.  EACH PARTY ACKNOWLEDGES THAT THIS AGREEMENT TO ARBITRATE DISPUTES WAIVES THE PARTY’S RIGHT TO TRIAL BY JURY OR COURT OR TO HAVE DISCOVERY UNDER COURT RULES.

7.3 Notices.  All notices required or permitted to be given hereunder shall be in writing and shall be either delivered by hand or national express courier or by facsimile transmission with confirmation by express courier on the next subsequent business day to the address and telephone number specified below (or to such changed address as may be specified from time to time by notice duly given).  Notice shall be deemed to have been given upon receipt or, if given by fax, on the next business day following transmission.

If to Intematix:	Intematix Corporation
46410 Fremont Blvd.
Fremont, California 94538
Fax: +1-510-668-0793
Attn: Legal Counsel

If to SemiLEDs:	SemiLEDs Corporation
999 Main Street, Suite 1010
Boise, Idaho 83702
Fax: +1-208-728-3700
Attn: Legal Counsel

7.4 Assignment; Sub-Contract.  Neither party may assign this Agreement (other than by operation of law such as merger), delegate, sublicense or sub-contract its performance under this Agreement, to any third party, other than such party’s parent or wholly-owned subsidiaries, without obtaining the prior written consent of the other party.  Any purported transfer, assignment, delegation, sublicense or sub-contract without the appropriate prior written consent shall be null and void when attempted and of no force and effect.  This Agreement shall be binding upon the successors and permitted assigns of SemiLEDs and Intematix.

7.5 Miscellaneous Provisions.  Nothing contained in this Agreement shall be construed as creating a partnership or joint venture by or between the parties or constitute either party the agent of the other.  Any provision of this Agreement may be waived by the party entitled to the benefit thereof.  Neither party shall be deemed, by any act or omission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by an officer of such party and then only to the extent specifically set forth in such writing.  A waiver with reference to one event shall not be construed as continuing or as a bar to waiver of any right or remedy as to a subsequent event.  This Agreement constitutes the parties’ entire agreement with respect to the subject matter hereof, and all prior agreements or understandings between them concerning such subject matter shall not have any further force or effect.  This Agreement may be modified only by a writing signed by both parties.  This Agreement may be executed by facsimile and in one or more counterparts, each of which will be deemed an original, and all of which taken together shall be deemed one and the same instrument.  Each party shall be responsible for its costs and expenses in connection with this Agreement and the transactions contemplated herein.

7.6 Press Releases and Publicity.  The parties will issue joint press release regarding the strategic relationship established under the Agreement and the language of such press release shall not be unreasonably delayed or conditioned.  The parties may reveal the general strategic relationship reflected by this Agreement in third party communications including those for promotional and marketing purposes.

7.7 Employees and Subcontractors.  Each party warrants that it will have agreements in place with its employees and others whose services it will utilize pursuant to this Agreement sufficient to enable such Party to comply with all provisions of this Agreement.

7.8 Compliance with Laws.  Each Party will comply with all applicable laws and regulations (including, without limitation, the laws and regulations of the Parties’ government(s) relating to export, import, labor and employment) and defend and hold the other harmless from any expense or damage resulting from its violation or alleged violation of any such law or regulation in the performance of this Agreement.

7.9 Force Majeure.  Neither party will be liable for delay or failure to fulfill its obligations under this Agreement due to acts of God beyond its reasonable control, provided it promptly notifies the other party and uses reasonable efforts to correct such failure or delay in its performance.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SEMILEDS CORPORATION	INTEMATIX CORPORATION

By:	By:

Name:	Name:

Title:	Title:

Exhibit A

INTEMATIX’S APPROVED CUSTOMERS

CONFIDENTIAL

Hongli Opto-Electronics Co., Ltd.
Neo-Neon Industrial Co., Ltd
Mason Technologies

Exhibit A

Exhibit B

CUSTOMER QUALIFICATION FORM

Intematix will be required to complete this application and return (preferably by email) to SemiLEDs.  Contact information for SemiLEDs is as follows:

Name:	SemiLEDs Corporation
Address:	999 Main Street, Suite 1010, Boise, Idaho 83702
Phone:	+1-389-7426
Fax:	+1-208-728-3700
Email:	Sales@SemiLEDs.com

Potential Customer Information (required)

Company Name:

Division/Department/Subsidiary/Parent:

Office Locations / Addresses worldwide:

Contact Person:

Contact Information:

Business of Potential Customer:

Submitted By

Name:	Signature and Date:

Title:

Telephone Number:

Fax:

Email:

Acceptance Acknowledgement

SemiLEDs Corporation	Signature and Date:

By:
Name:
Title:

Exhibit B

Exhibit C

INTEMATIX’S PHOSPHORS

All phosphors being marketed by Intematix.

Exhibit C

Exhibit D

SEMILEDS’ LED CHIPS

All LED chips being marketed by SemiLEDs.

Exhibit D

Exhibit E

COLLABORATION PLAN

I.                 PROJECT 1:  One Package Solution

A.                                   Project Scope and Objective:

Jointly work on 390 nm to 470 nm phosphor developments for a white light LED Display and SSL application.  The parties will work closely in optimizing the Intematix phosphors in combination with SemiLED chips for high brightness, temperature stability, reliability, and unsorted wavelength chips: (1) to achieve 50 lumen/watt for cold light (6500K), 45 lumen/watt for warm light (3200K) for UV LED excited solutions; (2) to achieve 80 lumen/watt for cold light (6500K), 60 lumen/watt for warm light (3200K) for Blue LED excited solutions; (3) to prove concept of Intematix SmartPhosphorTM using unsorted SemiLED chips with 10 nm range; and (4) other lighting solutions as are jointly agreed.

B.                                     Roles and Responsibilities of the Parties:

Will include:

•                  Intematix will work to optimize the performance of its phosphor with 390 - 470 nm dies as a pump source for both cold and warm light applications (the “Developed Phosphor”).

•                  Intematix will (i) deliver to SemiLEDs a reasonably sufficient amount of the Developed Phosphor as SemiLEDs shall reasonably request and (ii) share with SemiLEDs in confidence the specifications and other information relating to its Developed Phosphor to assist SemiLEDs in fine-tuning packaged white lamps, using 390 nm to 470 nm dies.

•                  SemiLEDs will work to optimize the performance of its dies (“SemiLEDs Chips”) using the Developed Phosphor.

•                  The parties will share with each other in confidence the results of its effort under this Agreement and other information relating to the Developed Phosphor and related lighting applications.

•                  The parties shall cooperate under the above program to achieve a mutually successful outcome.

C.                                     Schedule and Milestones and Start and End Dates:

To be agreed upon at initial meeting.

Exhibit E